Exhibit 10.22

Certain identified information has been excluded from the exhibit because it both:

(i)	is not material; and
(ii)	is the type that the company treats as private or confidential.

[***] indicates that information has been redacted.

Employment Agreement

TradeFloor IPCO Pty Ltd (ACN 603 351 015)

Aurelien Garreau

Level 27, 111 Eagle Street	www.grtlawyers.com
Brisbane QLD 4000	ABN 31 152 230 478

+ 61 7 3309 7000	GPO Box 2778
admin@grtlawyers.com	Brisbane QLD 4001

TABLE OF CONTENTS

1	Definitions and Interpretation	3
2	Commencement	4
3	Position and Duties	4
4	Place of Work	5
5	Hours of Work	5
6	Remuneration	6
7	Award coverage	6
8	Expenses	7
9	Leave	7
10	Termination	8
11	restraint	8
12	Confidential Information	10
13	Intellectual Property	11
14	Privacy	11
15	Policies	12
16	Workplace Health and Safety	12
17	Suspension	12
18	Miscellaneous	12

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THIS AGREEMENT is made on 30th August 2022

PARTIES

Name: TradeFloor IPCO Pty Ltd ACN 603 351 015

ACN: 603 351 015

Short form name: Company

Notice details: Level 40, 225 George Street, Sydney NSW 2000

Name: Aurelien Garreau

Short form name: Executive

Notice details: [***]

BACKGROUND

The Executive has agreed to employment by the Company on the terms set out in this agreement.

AGREED TERMS

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this document, unless the context requires otherwise, the following words and phrases have the meaning given:

Act	means the Fair Work Act 2009 (Cth) and the Fair Work Regulations 2009 (Cth).

Affiliates	has the meaning provided to that term in section 328-130(1) of the Income Tax Assessment Act 1997 (Cth).

Agreement	means this document, including any schedules or annexures to it

Board	means the board of directors of the Company

Change in Control	means the person who Controls the entity at the Commencement Date subsequently stops having Control.

Commencement Date	has the meaning given in clause 2.

Completion	means the completion of the sale of Shares by OMG to TradeFloor IPCO Pty Ltd.

Control	of a company by a person means:

(a)	the person determines the composition of the board of directors of the company or has the capacity to do so;

(b)	the board of directors of the company is accustomed to act in accordance with the instructions, directions or wishes of the person; or

(c)	the person holds or owns (alone or with its associates or related bodies corporate):

(i)	the majority of the issued shares of the company;

(ii)	the majority of the issued shares of the ultimate holding company of the company; or

(iii)	the majority of any securities or other rights granted by the company entitling holders to distributions based on the profits, earnings or net liquidation proceeds of the company.

Confidential Information

means all data, details, plans, designs, computer software, figures, financials, costings, developments, results, technical advice, trade secrets, samples, specifications, formulae, ideas, drawings, concepts, technology, manufacturing processes, commercial knowledge, human resources information, marketing information, business information, Board minutes, corporate records and any proprietary information of the Company and the Group, regardless of its form and all notes, reports and documents in whatever form incorporating or derived from such information, but always excluding information that is in the public domain otherwise than as a consequence of a breach of confidentiality owed by the Executive to the Company.

Copyright	means copyright (as defined in the Copyright Act 1968 (Cth)), database rights, unregistered design rights and all other similar rights in any part of the world.

Corporations Act	means the Corporations Act 2001 (Cth).

Deed of Release

means the Deed of Release entered into on or about the date of this document between OMG, Pomione Pty Ltd ACN 614 390 000, Philip Tauberman, AGMH Tech Pty Ltd ACN 654 989 385 and Aurelien Garreau and TradeFloor IPCO Pty Ltd.

Employment	means the employment of the Executive by the Company under this Agreement.

Group	means the Company and its related bodies corporate (as defined in the Corporations Act 2001 (Cth)).

Group Company	means any company within the Group.

Intellectual Property	means all intellectual property rights including, patents, utility models, designs and trademarks, domain name, applications for such rights and the right to make such applications, inventions, Copyright, know-how and similar rights in any part of the world

Modern Award	has the meaning given in the Act.

OMG	Openmarkets Group Limited ACN 159 661 453.

Personal Information	has the same meaning as that term has in the Privacy Act.

Privacy Act	means the Privacy Act 1988 (Cth).

Share Purchase Agreement	means the Share Purchase Agreement dated 19 November 2021 between OMG, Pomione Pty Ltd ACN 614 390 000, Philip Tauberman, AGMH Tech Pty Ltd ACN 654 989 385 and Aurelien Garreau.

Shares	all shares in Cannon Trading Pty Ltd ACN 619 836 314 acquired by OMG under the Share Purchase Agreement

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1.2	Interpretation

Unless expressed to the contrary, in this document:

(a)	words in the singular include the plural and vice versa;

(b)	if a word or phrase is defined its other grammatical forms have corresponding meanings;

(c)	“includes” means includes without limitation;

(d)	a reference to:

(i)	a person includes a partnership, joint venture, unincorporated association, corporation and a governmental agency;

(ii)	a person includes the person’s legal personal representatives, successors, assigns and persons substituted by novation;

(iii)	any legislation includes subordinate legislation under it and includes that legislation and subordinate legislation as modified or replaced;

(iv)	time is to local time in Sydney, New South Wales;

(v)	“$” or “dollars” is a reference to Australian currency; and

(vi)	a clause, schedule or annexure is a reference to a clause, schedule or annexure, as the case may be, of this document;

(e)	Headings do not affect the interpretation of this document.

2	COMMENCEMENT

(a)	This Agreement commences on Completion (Commencement Date) and continues until terminated in accordance with this Agreement.

(b)	No probation period will apply to the Executive’s Employment.

3	POSITION AND DUTIES

3.1	Position

The Executive is employed in the position of Chief Technology Officer (CTO).

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3.2	Change of roles

The Company may appoint the Executive to another position on the same terms and conditions as contained in this Agreement, provided that such position is consistent with the Executive’s skills, experiences and expertise.

3.3	Reporting

The Executive will report to the Chief Executive Officer and the Board.

3.4	Position Description

The Executive will perform the duties which form part of the position description in the Schedule and any other reasonable duties assigned to the Executive by the Company from time to time consistent with the Executive’s skills, experiences and expertise.

3.5	General duties

The Executive must:

(a)	serve the Company faithfully, effectively and diligently;

(b)	perform all duties with all due care and skill, and to the best of the Executive’s knowledge and abilities;

(c)	act at all times in the Company and the Group’s best interests;

(d)	use best endeavours to protect and promote the reputation and business interests of the Company and the Group;

(e)	not act in conflict with the interests of the Company or the Group;

(f)	obey all lawful directions given to the Executive; and

(g)	act at all times within the levels of authority delegated to the Executive.

4	PLACE OF WORK

(a)	The Executive’s usual place of work will be at the Sydney office of the Group, being Level 40, 225 George Street, Sydney NSW 2000, unless otherwise directed.

(b)	In consultation with the Executive, the Executive may be requested to work temporarily from other locations and to travel within Australia and overseas during the Employment.

5	HOURS OF WORK

5.1	Four days a week

The Executive is employed on a full-time basis for four days a week and is required to work during the Company’s ordinary business hours of 8:30am to 5:00pm on four days, on and between Monday to Friday of each week. The number of days per week and the hours of work may be varied only by written agreement between the parties.

5.2	Additional hours

(a)	The Executive may be required to work reasonable additional hours as may be necessary to complete the duties associated with their role.

(b)	Notwithstanding the span of hours identified in clause 5.1 above, but having regard to the four day per week arrangement, the Executive is required to work whatever hours are reasonably necessary for the Executive to perform the duties of the position. The Executive acknowledges that the Executive’s total fixed remuneration considers any additional hours, and duties performed (or which may be performed) by the Executive and is full compensation for all hours worked and duties performed.

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6	REMUNERATION

6.1	Total Fixed Remuneration Package

The Company will pay or provide to the Executive an annual base salary of $220,000 plus superannuation contributions that the Company is required to make in accordance with its minimum statutory obligations prescribed from time to time to avoid the imposition of a charge under the Superannuation Guarantee (Administration) Act 1992 (Cth).

6.2	Variations

(a)	The base salary will be reviewed and increased on the first anniversary of the Commencement Date by at least the increase in the Consumer Price Index, Australia over that period.

(b)	Except as provided above, the base salary component of the Executive’s remuneration may only be varied by agreement between the parties in writing.

(c)	The amount of superannuation contributions will be varied in accordance with any change in the relevant requirements.

6.3	Monthly payments

The base salary will be paid monthly in equal instalments into the Executive’s nominated bank account net of all taxes and other deductions required by law. Unless expressly provided otherwise, all payments made under this Agreement are subject to deduction or withholding by the Company of any amounts required by law.

6.4	Salary sacrifice

The Executive may elect to salary sacrifice part or all the Executive’s remuneration subject to compliance with all relevant laws. This may include but is not limited to arrangements for novated leases as offered by the Company or its suppliers. The Executive will bear all costs associated with this election, including any fringe benefits tax payable under the Fringe Benefits Tax Assessment Act 1986 (Cth) associated with any such arrangement.

6.5	Debt set-off

On termination or at any time during the Executive’s Employment, the Company may deduct any debt owing by the Executive from any salary due to the Executive. The Executive agrees to execute any written authorisation necessary to enable this to occur.

7	AWARD COVERAGE

7.1	Set-off against remuneration

If any act, regulation, award, enterprise agreement, other industrial instrument or law that may apply to the Executive’s Employment requires the payment to the Executive of any amount by way of wages, penalties, allowances, loadings or any other employment benefit of any kind, whether financial or non-financial in nature, the same will, to the maximum extent permitted by law, be absorbed in and set-off against the Executive’s remuneration and any other benefits or entitlements paid or provided to the Executive under this Agreement.

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7.2	Modern Award application

Subject to clause 7.1, the parties agree that during any period in which the Employment is covered by a Modern Award and until the Employment is terminated:

(a)	the level of remuneration set out in clause 6.1 constitutes an undertaking by the Company to pay the Executive at least the pro-rata amount of earnings during the period of the Employment, unless that undertaking is revoked by agreement between the Company and the Executive;

(b)	the Executive accepts this undertaking; and

(c)	this clause constitutes a “guarantee of annual earnings” for the purposes of the Act.

To give effect to this clause if a Modern Award is applicable to the Executive’s Employment, this clause is written notice from the Company that:

(d)	in the Company’s opinion, the Executive’s Employment is covered by the Modern Award;

(e)	the guarantee of annual earnings contained in clause 6 is to commence from a specified date and will continue to operate during the Employment; and

(f)	the effect of the guarantee of annual earnings is that the Award will not apply to the Executive during any period during which the annual rate of the guarantee of annual earnings exceeds the high-income threshold (as defined in the Act).

8	EXPENSES

On provision of suitable receipts and compliance by the Executive with any expenses policies in place from time to time, the Company will pay or reimburse the Executive for all reasonable expenses incurred in proper performance of the duties of the position.

9	LEAVE

9.1	Annual Leave

(a)	The Executive will accrue 20 days of annual leave per year, accruing monthly in arrears.

(b)	The Executive will take annual leave at times agreed between the Executive and the Company in consultation with one another, the Company may direct the Executive to take annual leave during any period of shutdown, e.g., over Christmas / New Year in accordance with the Act.

(c)	For the avoidance of doubt, the Executive is not entitled to receive 17.5% annual leave loading.

9.2	Public Holidays

The Executive is also entitled to public holidays as proclaimed in the State or region in which the Executive usually performs duties, without loss of pay.

9.3	Personal Leave

The Executive is entitled to paid personal / carer’s leave in accordance with the Act.

9.4	Other Leave

(a)	The Executive is entitled to other leave, for example compassionate leave, community service leave and parental leave, in accordance with the Act.

(b)	The Executive is entitled to long service leave in accordance with applicable legislation.

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10	TERMINATION

10.1	Expiry of Term

This Agreement and the Employment continues indefinitely until it is terminated in accordance with its terms.

10.2	Termination by Notice

(a)	Unless otherwise varied by mutual agreement in writing between the Executive and the Company:

(i)	the Company may terminate the Executive’s Employment by giving a minimum of three months’ notice to the Executive;

(ii)	subject to paragraph (iii) below, the Executive agrees to a minimum period of employment, so that:

(A)	he will not terminate his Employment before the end of the second year after the Commencement Date; and

(B)	on or after that time, the Employee may terminate his Employment on giving three months’ notice to the Company; and

(iii)	if there is a Change in Control in the Company within two years of the Commencement Date, then the minimum period of employment will cease on the Change in Control and the Executive may, after then, terminate his Employment on giving three months’ notice to the Company.

(b)	If either party gives notice, the Company may, in its absolute discretion, provide the Executive with payment of base salary (and make the associated superannuation contribution) in lieu of all or part of the notice period.

(c)	For all or part of the notice period, the Company may, in its absolute discretion, and without breaching the terms of this Agreement or giving rise to any claim against the Company or any Group Company, require the Executive to:

(i)	not attend for work or at any premises of the Company, unless otherwise instructed;

(ii)	require the Executive to perform special duties or to perform duties outside the Executive’s normal duties or perform some but not all of the Executive’s normal duties or perform no duties at all. Such duties must be consistent with the Executive’s skills, experiences and expertise;

(iii)	not contact any client, customer, supplier, contractor officer, director or employee of the Company or any Group Company, without the prior written consent of the Company; or

(iv)	do any combination of the above.

10.3	Payment of minimum amount

(a)	If the Executive’s Employment is terminated by the Company anytime within two years from the Commencement Date for any reason at all (including serious misconduct), the Company must pay to the Executive the remaining amount of the total salary, including superannuation contributions and any amounts referred to in the Deed of Release, that the Executive would have been paid had his Employment continued until the end of that two-year term.

(b)	The Company’s obligations to make these payments will not apply if the Executive resigns from his employment.

10.4	Summary Termination

Despite any other provision of this Agreement, the Company may, at any time, immediately terminate the Executive’s Employment without notice, or payment in lieu of notice, if the Executive engages in serious misconduct, subject to the Company paying the Executive any amounts due under clause 10.3. Serious misconduct may include, but is not limited to:

(a)	gross misconduct or gross negligence;

(b)	the Executive recklessly or wilfully failing or neglecting to perform or carry out the Executive’s powers or duties in a satisfactory manner;

(c)	a serious or repeated breach of the Executive’s employment obligations;

(d)	misappropriation, fraud or dishonesty;

(e)	any conduct which, in the opinion of the Company (acting reasonably), injures or might tend to injure the reputation or business of the Company or related body corporate of the Company; or

(f)	the Executive fails or refuses to comply with any lawful direction given by the Company or given through its authorised representative or other act of insubordination.

10.5	Resignation from Office

(a)	On termination of the Executive’s Employment for any reason, the Executive must resign from any office held by the Executive in the Company or any Group Company.

(b)	The Executive is not entitled to any compensation for loss of office.

(c)	If the Executive fails to resign from office, the Company is authorised by the Executive to appoint another person in the name of the Executive and on the Executive’s behalf to execute all documents and do all things required to give this clause effect.

11	RESTRAINT

11.1	Restricted activities after employment

(a)	In order to protect the goodwill and Confidential Information of the Group, and in consideration of your remuneration contemplated in this Agreement, during each Restricted Period you must not, in any capacity, within each Restricted Area, except with the express written permission of the Company:

(i)	carry on, advise, provide services to or be engaged, involved in or materially interested in any business or activity that is competitive with any business carried on by any entity in the Group in a position:

(A)	the same as or similar to a position in which you were employed in the last 12 months of your employment; and

(B)	in which the use or disclosure of Confidential Information would serve the interests of the competing business;

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(ii)	approach or solicit any client of the Group (Client) with whom you had dealings in the last 12 months of your employment with a view to:

(A)	ending or altering that Client’s existing relationship with the Group;

(B)	providing the Client with the same or similar services to those provided to the Client by the Group as at the date of termination of your employment;

(iii)	deal with or provide services to any Client with whom you had dealings in the last 12 months of your employment, in relation to services of a kind provided by the Group to the Client as at the date of termination of your employment;

(iv)	approach or solicit any director, employee or contractor of the Group with whom you had work-related contact or dealings in the last 12 months of your employment to end or alter their existing relationship with any entity in the Group; or

(v)	procure or assist any person to undertake any activities in clauses 11.1(a)(i) to (iv).

(b)	Restricted Period for the purposes of this clause 11.1 means each of the following periods commencing immediately after the termination of your employment with the Company:

(i)	6 months;

(ii)	3 months,

less any period of time you fully comply with a direction given by the Company under clause 10.2(c)(i).

(c)	Restricted Area for the purposes of this clause 11.1 means each of the following areas:

(i)	Australia;

(ii)	New South Wales;

(iii)	Sydney;

(iv)	within a 10km radius of the location from which you predominantly worked in the last 12 months of your employment.

(d)	You agree and acknowledge that:

(i)	the Group have spent and will spend effort and money in establishing and maintaining their business, client base, Confidential Information and your skills;

(ii)	you will acquire experience, Confidential Information, trade secrets, know- how and particular skills in the affairs, methods, practices, client requirements and trade connections of the Group;

(iii)	you will establish close business relationships with Clients and other persons involved in important trade connections with the Group and will also acquire Confidential Information regarding the terms of business, including terms relating to pricing and pricing formulas, between the Group and their clients;

(iv)	each of the restrictions in clause 11.1(a) combined with each Restricted Period specified in clause 11.1(b) and each Restricted Area specified in clause 11.1(c) has effect as a separate and independent restriction;

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(v)	these restrictions are intended to operate to the maximum extent permitted by law;

(vi)	if any restriction or portion of a restriction is held to be unenforceable, those restrictions or portions will be removed but the remainder will continue to apply;

(vii)	you have had a reasonable opportunity to obtain independent legal advice about these restrictions;

(viii)	for the reasons stated above, the duration, extent and application of the respective restraints contained in this agreement are reasonable and, at the date of this agreement (and as the parties can at that date foresee), are not greater than is reasonably necessary for the protection of the interests of the Group given the nature of their business and undertaking; and

(ix)	damages may be inadequate compensation for breach of the obligations contained in this part and, subject to the Court’s discretion, the Group may restrain, by an injunction or similar remedy, any conduct or threatened conduct which is or will be in breach of clause 11.1.

(e)	The restrictions in this clause do not prevent you from holding or acquiring securities in aggregate of not more than 5% of the issued securities in the capital of any body corporate listed on a recognised stock exchange.

(f)	The Company acknowledges and agrees that the restraint obligations set out in this clause 11 will not apply to the extent that the Buyer (as that term is defined in the Deed of Release) fails to comply with any of its obligations under the Deed of Release.

11.2	No restraint for SWIFT Pty Ltd

Without limiting the Executive’s duties under clause 3.5, the Executive is not subject to any restraints on his involvement, management, participation or ownership in any other business or entity and, in particular, any involvement in the ownership and operation of SWIFTID Pty Ltd.

11.3	Release of OMG and Cannon Trading restraints

Within seven days of the Commencement Date, the Company must cause Cannon Trading Pty Ltd (ACN 619 836 314) (Cannon) to waive all restraints of trade that apply to the Executive and any entities that he Controls individually or together with Phil Tauberman, by having Cannon sign, seal and deliver a deed of release to the Executive in the form attached as Schedule 2.

12	CONFIDENTIAL INFORMATION

(a)	The parties agree that this clause is reasonable and strictly necessary for the protection of the Company’s and the Group’s legitimate business interests.

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(b)	During the course of the Employment, the Executive will have access to Confidential Information which is of a confidential nature and of value to the Company or Group. To protect the confidentiality of the Confidential Information and without limiting any other duty which the Executive owes to the Company, the Executive must:

(i)	at all times both during and after the termination of the Employment (unless expressly authorised in writing by the Company, or in the proper performance of their duties) keep secret and not disclose the Confidential Information to any other person;

(ii)	not at any time make any copy, abstract, summary or précis of or reproduce in any form (or allow others to do so) the whole or part of any material or Confidential Information belonging to the Company or any Group Company including documents, drawings, diagrams, programs or any information contained on the Company’s or any Group Company’s computers, except where expressly authorised to do so by the Company (in writing) or in the proper performance of their duties in which event the copy or reproduction shall belong to the Company or any Group Company;

(iii)	Take all steps necessary to maintain the strict confidentiality of the Confidential Information;

(iv)	not use, or attempt to use Confidential Information in any manner which may injure or cause loss, either directly or indirectly, to the Company or any Group Company, or which may be likely to do so; and

(v)	use Confidential Information solely in accordance with this Agreement.

13	INTELLECTUAL PROPERTY

13.1	Ownership

(a)	The Executive agrees that the Company owns absolutely free from encumbrances all Intellectual Property made, discovered or created by the Executive:

(i)	in the course of, or as a consequence of, performing his duties; or

(ii)	using the Group’s premises, resources or facilities.

(b)	Irrespective of the termination of Employment, the Executive shall promptly give the Company full details of all known Intellectual Property which he created during the Employment and is owned by the Company under clause 13.1.

(c)	The Executive agrees, during and after the Employment at the Company’s expense, to do all such acts and things including without limitation executing documents, as the Company may request, in respect of the Intellectual Property owned by the Company under clause 13.1, to enable the Company to:

(i)	apply for any registered rights in such Intellectual Property;

(ii)	be effectively vested with such Intellectual Property; and

(iii)	obtain, maintain, defend and enforce such Intellectual Property.

13.2	Moral Rights

The Executive consents to the doing of any acts or the making of any omissions by the Company that infringe the Executive’s “Moral Rights” in any “Works” (those words have the meaning attributed to them in the Copyright Act 1968 (Cth)) made by the Executive in the course of the Employment.

14	PRIVACY

(a)	If the Executive deals with Personal Information, the Exesutive must comply with the requirements of:

(i)	the Privacy Act; and

(ii)	any applicable State legislation regarding privacy and workplace surveillance.

(b)	The Executive acknowledges that as a result of and during the course of the Employment, the Company will obtain Personal Information about the Executive. The Executive consents to the Company:

(i)	obtaining this Personal Information; and

(ii)	disclosing this Personal Information to other parties for the purpose of conducting the Company’s business.

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15	POLICIES

(a)	The Executive agrees to comply with the Company’s policies, procedures and practices, as amended or introduced from time to time.

(b)	The Company reserves the right to vary or withdraw such policies, procedures and practices in accordance with its needs.

(c)	The Company’s policies, procedures and practices do not form part of this Agreement and are not incorporated into the terms and conditions of the Executive’s Employment with the company.

16	WORKPLACE HEALTH AND SAFETY

(a)	It is a condition of the Employment that the Executive comply with all relevant work health and safety laws and Company policies, including in respect to discrimination, bullying and harassment, for the purposes of providing a safe and healthy workplace for the Executive, fellow employees and visitors to the Company.

(b)	The Executive acknowledges and agrees that the Executive has a responsibility:

(i)	to notify the Company of any concerns or incidents that may occur during daily work activity and that comes to the attention of the Executive;

(ii)	to ensure the Executive does not endanger any visitor or co-worker in daily activities; and

(iii)	to attend training sessions where directed and update the Executive’s knowledge on policies and procedures as disseminated by the Company.

17	SUSPENSION

If any substantiated allegation is made against the Executive of a serious or persistent breach of this Agreement, dishonest act, misconduct or negligence, the Company reserves the right to suspend the Employment with pay during the period such allegation is being investigated by the Company.

18	MISCELLANEOUS

(a)	A waiver by either party of any breach of a failure to enforce or to insist on the observance of a condition of this Agreement will not be a waiver of any other or of any subsequent breach.

(b)	If any provision of this Agreement is unenforceable, illegal or void, that provision is severed and the other provisions of this Agreement remain in force.

(c)	This Agreement is governed by and shall be construed in accordance with the laws in force in New South Wales, Australia.

(d)	The parties submit to the non-exclusive jurisdiction of the courts of New South Wales and of the Commonwealth of Australia.

(e)	This Agreement contains the entire agreement and understanding between the parties and supersedes any prior agreement, understanding or representation made regarding the Employment.

(f)	This Agreement may be executed in counterpart.

(g)	An amendment or variation to this Agreement is not effective unless it is in writing and signed by both parties.

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Schedule 1 - Position Description

Pursuant to clause 3.4, the position description includes (but is not limited to):

As CTO, you are accountable for the company’s technology vision, strategy and execution. You are responsible for both the management and technical aspects of the technology team.

Key accountabilities include (but are not limited to):

●	Defining, architect, and executing the organisational and infrastructure plan required to fulfill OMG’s business and technology strategies.

●	Defining the development stack, technical roadmap and IT framework in collaboration with OMG product managers.

●	Supervising and helping to implement all functional areas of technology including software design and development, enterprise architecture, quality assurance and testing, production operations and technical support, network and systems administration, and information security management.

●	Growing and scaling the team by recruiting world-class technical talent as needed.

●	Managing and mentoring a top-class development team.

●	Creating and fostering an environment conducive to innovation, high productivity, and high quality.

●	Providing leadership to development projects that improving the functionality, reliability, scalability, and security of OMG’s applications and systems.

●	Driving a software development lifecycle process and culture that ensures the appropriate balance in which quality products are produced in a fast-paced, dynamic environment.

●	Ensuring sound architectural designs are implemented and advocate for best practices and processes.

●	Creating a strong internal culture to manage technology projects with accurate time estimates, adherence to deadlines, and strong communication to stakeholders.

●	Creating a high performance, innovative, collaborative, continuously learning and improving technology culture.

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Schedule 2 - Release of restraint

[30th August 2022 (insert date) ]

From: Cannon Trading Pty Ltd ACN 619 836 314 (Cannon)

To: Aurelien Garreau (Executive)

And: AGMH Tech Pty Ltd ACN 654 989 385 (Service Provider)

(The Executive and the Service Provider are each a Contractor and together referred to as the Contractors)

Release from restraints of trade

1.	Cannon entered into a Consulting Agreement with the Contractor on or around 19 November 2021.

2.	The Consulting Agreement contained various restraints of trade restricting activities that could be undertaken by the Contractor and its Affiliates.

3.	As a part of a change in arrangements connected to a transfer of shareholding in Cannon, Cannon has agreed to release and waive any claims that it may have against the Contractor as follows.

4.	On and from the date on which the Executive ceases to be an employee of Openmarkets (Holdings) Pty Ltd (OMH) (or any related bod corporate of OMH), Cannon irrevocable waives, releases and discharges each Contractor from:

(a)	all Released Obligations; and

(b)	all Liabilities to Cannon arising from any Released Obligation.

5.	All obligations under the Consulting Agreement, except for the Released Obligations, continue in full force and effect between the parties.

6.	Cannon agrees to do all further acts and execute all further documents necessary to give effect to this deed.

7.	Defined terms used in this document have the same meaning as given to them under the Consulting Agreement and:

(a)	Liabilities means all liabilities, costs, expenses, actions, disputes, claims, demands, causes of action or damages however arising (whether legal, equitable, under contract, tort, statute or otherwise), and whether present, unascertained, immediate, future or contingent.

(b)	Released Obligation means all obligations under clause 9 of the Consulting Agreement and any other obligation under that agreement which has the effect of restraining the trade of any Contractor or its Affiliates.

8.	This deed is governed by New South Wales law and Cannon irrevocably submits to the non-exclusive jurisdiction of the New South Wales courts and courts competent to determine appeals from those courts.

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Executed as a Deed

Signed, Sealed and Delivered by Cannon Trading Pty Ltd ACN 619 836 314 in accordance with section 127 of the Corporations Act 2001 (Cth).

/s/ Arthur Deane Sweeney
Director/Company Secretary
(BLOCK LETTERS)

/s/ Philip Tauberman
Name of Director
(BLOCK LETTERS)

Signed, Sealed and Delivered by AGMH Tech Pty Ltd ACN 654 989 385 in accordance with section 127 of the Corporations Act 2001 (Cth).

/s/ Aurelien Garreau
Sole Director Aurelien Garreau
Name of Sole Director
(BLOCK LETTERS)

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EXECUTED as an Agreement.

Executed by TradeFloor IPCO Pty Ltd ACN
603 351 015 by its authorised representative
in the presence of:

/s/ Heidi Mehl

Heidi Mehl
Name of witness
(BLOCK LETTERS)

/s/ Dan Jowett

Dan Jowett
Name of authorized representative
(BLOCK LETTERS)

Executive acknowledgement and agree

I acknowledge that I have

●	read, understand and accept the terms and conditions of employment contained in this Agreement; and

●	received a copy of the Fair Work Information Statement.

Signed: /s/ Aurelien Garreau

Date: 30/08/2022

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